Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-205208) pertaining to the Amended and Restated 2012 Equity Incentive Plan and 2015 Equity Incentive Plan of Milacron Holdings Corp.

(2)	Registration Statement (Form S-8 No. 333-206393) pertaining to the Amended and Restated 2012 Equity Incentive Plan and 2015 Equity Incentive Plan of Milacron Holdings Corp.

(3)	Registration Statement (Form S-3 ASR No. 333-219831) of Milacron Holdings Corp.

of our reports dated February 28, 2018, with respect to the consolidated financial statements and schedule of Milacron Holdings Corp. and the effectiveness of internal control over financial reporting of Milacron Holdings Corp. included in this Annual Report (Form 10-K) of Milacron Holdings Corp. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Cincinnati, Ohio
February 28, 2018